GenMark Enters into License Agreement with PerkinElmer for Microfluidics Patent Portfolio

CARLSBAD, Calif.--(BUSINESS WIRE)-- GenMark Diagnostics, Inc. (NASDAQ: GNMK), announced today that it has entered into a license agreement with PerkinElmer, granting GenMark a non-exclusive license under PerkinElmer's microfluidics patent portfolio.

"Completing this agreement strengthens GenMark's patent portfolio and provides us with maximum flexibility as we expand our menu of high-value multiplex molecular tests and develop new innovative platforms that will deliver superior performance to ourcustomers worldwide," said Hany Massarany, President and CEO of GenMark Diagnostics.

"The use of microfluidics for multiplexed molecular testing is a key enabling platform for personalized health research," said Kevin Hrusovsky, President, Life Sciences and Technology, PerkinElmer. "We continue to leverage our expansive microfluidics portfolio, through non-exclusive licensing such as the one with GenMark, to extend our market reach and create revenue opportunities in applications and markets that complement our direct channel product offerings."

Financial terms of the agreement were not disclosed.

About GenMark Diagnostics, Inc.

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark's proprietary eSensor® detection technology, GenMark's eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, and KRAS, are in development for IVD use. For more information, visit www.genmarkdx.com.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.9 billion in 2011, has about 7,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the "Risk Factors" in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Paul Ross

Chief Financial Officer

760-448-4318

Source: GenMark Diagnostics, Inc.